Exhibit 10.22

AUTONOMOUS REGION OF AZORES
Regional Secretariat for the Sea, Science and Technology
Office of the Regional Secretary

1. Cooperation Protocol
TEST AREA FOR PILOTED AIRCRAFT SYSTEMS
REMOTELY OF SANTA MARIA
Remotely Piloted Aircraft Systems, of the English RPAS or drones, are nowadays an instrument at the disposal of several areas of work, in particular related to the inspection and monitoring of industrial structures, bridges, towers, as well as agricultural fields, allowing for a collection of data in areas that are difficult to reach or in large tracts of terrain at reduced costs and simple logistical operations.
The evolution of technologies has allowed for development of platforms with great autonomy, aimed at executing specific efforts, and there is currently a need to utilize such systems in a marine environment, over oceanic geographic areas such as the Azores.
The airspace for flight testing and operation over the ocean presents some constraints, in particular the distance from the runways to the test areas, airspace and traffic controls, and available airport infrastructure.
Another typical constraint, is that airspace is overloaded with commercial, private and military flights.
As a solution to counter the constraints above described, the Autonomous Region of the Azores, and in particular, the island of Santa Maria, presents itself as a place of great potential and interest, for the testing, development, and operational flights, since it possesses an airport with ample space, free lane hours, and complete infrastructures for the storage and preparation of equipment and missions alike.

AUTONOMOUS REGION OF AZORES
Regional Secretariat for the Sea, Science and Technology
Office of the Regional Secretary

2. Operate, at a very short distance from the sea, (the Oceanic environment), allowing for the execution of flight tests without overflight of urban and populated areas.
Considering that the Regional Secretariat for the Sea, Science and Technology is, at present, the entity of the Regional Government of the Azores responsible for the experimental, innovation, and technological modernization, and whereas NAV Portugal - Air Navigation of Portugal, E.P.E. has as mission to provide Air Traffic Services in Flight Information (RIV) under the responsibility of the Portuguese State - Lisbon and Santa Maria - ensuring compliance with the European and international regulations in full security, and optimizing capabilities and prioritizing efficiencies without neglecting environmental concerns;
Considering that ANA - Aeroportos de Portugal, S.A. has the efficiency of the airport infrastructures in its charge, and contributing to the economic, social and cultural development of the regionswhere it is inserted;
Between the Regional Secretariat of the Sea, Science and Technology, taxpayer no.
600086402, hereinafter referred to as SRMCT, represented by the Regional Secretariat of the
Sea, Science and Technology, Fausto Costa Gomes de Brito and Abreu, holder of the citizen documentation card nº 08569167, valid until 02/10/2019, fiscal taxpayer no. 196520703, domiciled at the headquarters of his company, NAV Portugal- Air Navigation of Portugal, E.P.E., taxpayer no. 504448064, also listed below NAV, represented by the Chairman of the Board of Directors,Albano Manuel Carvalho Coutinho, bearer of citizen card # 05932086, valid until 08/12/2019, taxpayer no. 185614400, with professional domicile at its registered office, and ANA - Aeroportos de Portugal, S.A., a taxpayer No. 500700834, hereinafter referred to as ANA, represented by the Director of Airports of the Azores, José Luiz Martins Alves, bearer of citizen's card no.4869045, valid until 05/24/2019, taxpayer no. 103005854, along with AUTONOMOUS REGION OF AZORES Regional Secretariat for the Sea, Science and Technology, Office of the Regional Secretary with professional domicile at the registered office of its representative, this Protocol shall be the basis of cooperation, which is governed by the following clauses:

Clause 1
The purpose of this Cooperation Protocol is to ensure the conditions to promote the use of Santa Maria airport by technology companies using Remotely Piloted Aircraft Systems, and define the air space testing areas for such aircraft in the island Santa Maria, within the archipelago of the Azores.

Clause 2
1 - The SRMCT undertakes, within the scope of its attributions and competences, to facilitate and expedite the use of the Testing Area for RPAS in the island of Santa Maria.
2 - SRMCT undertakes, within the scope of its duties and powers, to provide support in the development of test scenarios with real objectives for the use of RPAS, in particular with regard to the inspection and inspection of maritime areas, in particular Fisheries, and monitoring and monitoring of the Azores Sea.
3 - SRMCT also undertakes, within the scope of its attributions and competences, to encourage the use of new technologies in the area of RPAS.

Clause 3
NAV undertakes, within the scope of the Cooperation Protocol defining the RPAS Test Area, to facilitate and establish reserved airspaces and periods of use to enable flights and test development of systems, equipment and related components developed by the NAV. Drone USA, pursuant to Clause 3 of the Protocol concluded between SRMCT, NAV and ANA.

Clause 4
ANA undertakes, within the scope of the Cooperation Protocol defining the RPAS Area, to facilitate and establish periods of use of runway spaces, parking spaces and other spaces at the Santa Maria airport, as well as other local infrastructures To enable flights and test development of the systems, equipment and related components developed by Drone USA pursuant to Clause 4 of the Protocol between SRMCT, NAV and ANA.

Clause 5
1 – Drone USA undertakes, within the framework of the Cooperation Protocol now signed, to comply with the conditions for the use of reserved airspaces and the periods of use previously defined by NAV, as well as of the runway, apron and parking spaces. Other areas of the Santa Maria airport, as well as other local infrastructures defined by ANA.
2 – Drone USA undertakes to ensure compliance with all safety and identification standards for the use of RPAS, as defined by NAV and ANA, as well as those that may be established or determined by the National Authority Of Civil Aviation, ANAC.
3 – Drone USA will assure the costs of use of this area and infrastructures, to be defined by NAV and ANA, as agreed between the parties.

Clause 6
SRMCT, NAV, ANA and Drone USA will be able to promote to the media the test operations that take place, giving notice to the other grantors of the released press releases.

Clause 7
The granting parties are also obliged to comply with the applicable environmental legislation in carrying out the tests and operations carried out, as well as in the use of all equipment, including sensors.

Clause 8
The parties granting this Protocol are obliged to keep confidential all technical and operational information of the equipment, systems, sensors, and tests to be performed.

Clause 9
1 - This Protocol may be terminated unilaterally by SRMCT, NAV or ANA, jointly or individually, if Drone USA does not meet promptly and exactly the obligations arising from it and do not leave the default situation within the time limit. 15 days after the written notification with notice of receipt that the Party that wishes to terminate the Protocol addresses, for this purpose
2 - The termination shall take effect on the business day following the receipt by Drone USA of registered letter with acknowledgment of receipt sent to that effect by the Party or Parties that have terminated it.
3 - Termination against Drone USA shall have the effect of forfeiting the effects of this Protocol in relation to the other Parties.

Clause 10
This Protocol shall take effect on the date of its signature, which shall be in force for a period of 5 years, automatically renewed for annual periods if it is not denounced by either party at least 180 days before its initial term or Of each of its renewals.
Vila do Porto, date, 2016

/s/ Fausto Costa Gomes de Brito and Abreu
SRMCT Regional Secretary of the Sea, Science and Techonolgy

NAV
/s/ Albano Manuel Carvalho Coutinho, Chairman of the Board
/s/ Pawlo Ferro
Drone USA.